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                                                                     EXHIBIT 5.1



                        [COOLEY GODWARD LLP LETTERHEAD]



July 1, 2002


PacifiCare Health Systems, Inc.
3120 Lake Center Drive
Santa Ana, California  92704

RE:     EXCHANGE OF 10 3/4% SENIOR NOTES DUE 2009

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation (the "COMPANY"), of a Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of $500,000,000 in principal amount of the Company's 10 3/4% Senior Notes due 2009 (the "EXCHANGE NOTES") for issuance in exchange for the Company's outstanding 10 3/4% Senior Notes due 2009 (the "OUTSTANDING NOTES"). The Registration Statement also covers the guarantees of the Exchange Notes (collectively with any supplements to the Indenture (as defined below) that may be executed in connection with providing such guarantees, the "GUARANTEES") by the subsidiary guarantors listed on Schedule A attached hereto (the "INITIAL SUBSIDIARY GUARANTORS") and the subsequent subsidiary guarantors listed on Schedule B attached hereto (the "SUBSEQUENT SUBSIDIARY GUARANTORS"). The Initial Subsidiary Guarantors and the Subsequent Subsidiary Guarantors are collectively referred to as the "SUBSIDIARY GUARANTORS."

The Exchange Notes and the Guarantees will be issued pursuant to an Indenture, dated May 21, 2002 as such Indenture may be supplemented in connection with providing the Guarantees. (the "INDENTURE"), by and among the Company, the Initial Subsidiary Guarantors and State Street Bank and Trust Company of California, N.A. (the "TRUSTEE"). The Exchange Notes will be issued in exchange for the Outstanding Notes on the terms set forth in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "EXCHANGE OFFER").

In connection with this opinion, we have examined copies of the Registration Statement, Indenture, the Exchange Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed:
(i) the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; (ii) that the Indenture is a legal and binding obligation of the Trustee and the holders of the Exchange Notes; and (iii) the continued valid existence of the Subsequent Subsidiary Guarantors and continued due authorization of the supplemental indenture providing for the Guarantees of the Exchange Notes by the Subsequent Subsidiary Guarantors when such supplemental indenture is executed and delivered by the Trustee in accordance with Section
9.05 of the Indenture and the Subsequent Subsidiary Guarantors in

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COOLEY GODWARD LLP

July 1, 2002
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accordance with Section 4.07 of the Indenture. As to certain factual matters, we have relied upon certificates of officers of the Company and the Guarantors (other than PacificCare Health Plan Administrators, Inc. ("PHPA")) and have not sought independently to verify such matters.

Except with respect to our opinions as to the Exchange Notes and the Guarantees constituting valid and binding obligations, which are provided solely with respect to the internal laws of the State of New York, our opinions are expressed only with respect to the federal laws of the United States of America, the internal laws of the State of California and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

With regard to our opinion in paragraph 2 below relating to the valid and binding obligation of the guarantee of the Exchange Notes by PHPA, we have examined and relied upon the opinion of Bingham McHale LLP, Indiana counsel to PHPA, to the extent such opinion relates to conclusions set forth in our opinion set forth below and to laws other than the federal laws of the United States of America, the internal laws of the State of California and the General Corporation Law of the State of Delaware. We have assumed, without independent investigation, the correctness of such opinion, and our opinion is subject to the assumptions, qualifications and limitations set forth in such opinion.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

        1. When the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (whether applied by a court of law or in equity).

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COOLEY GODWARD LLP

July 1, 2002
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        2. When the Exchange Notes have been duly executed and delivered by the
Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer, the Guarantees by the Initial Subsidiary Guarantors will constitute valid and binding obligations of the Initial Subsidiary Guarantors, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (whether applied by a court of law or in equity).

        3. When the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer and a supplemental indenture providing for the Guarantees by the Subsequent Subsidiary Guarantors has been executed and delivered by the Subsequent Subsidiary Guarantors, the Guarantees by the Subsequent Subsidiary Guarantors will constitute valid and binding obligations of the Subsequent Subsidiary Guarantors, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (whether applied by a court of law or in equity).

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

/s/ Barbara L. Borden

Barbara L. Borden

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                                   SCHEDULE A

                          INITIAL SUBSIDIARY GUARANTORS


PacifiCare Health Plan Administrators, Inc., an Indiana corporation PacifiCare eHoldings, Inc., a California corporation
Rx-Connect, Inc., a California corporation
SeniorCo, Inc., a Delaware corporation

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                                   SCHEDULE B

                        SUBSEQUENT SUBSIDIARY GUARANTORS


RxSolutions, Inc., a California corporation
PacifiCare Behavioral Health, Inc., a Delaware corporation
SecureHorizons USA, Inc., a California corporation